Exhibit 99.2

Zura Bio Announces Pricing of $125 Million Public Offering of Class A Ordinary Shares and Pre-Funded Warrants

HENDERSON, NV., February 25, 2026 -- Zura Bio Limited (Nasdaq: ZURA), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced the pricing of its previously announced underwritten public offering of 18,200,000 Class A ordinary shares at a price to the public of $6.25 per share and, in lieu of Class A ordinary shares to certain investors that so choose, pre-funded warrants to purchase 1,800,000 Class A ordinary shares at a price to the public of $6.249 per pre-funded warrant, which equals the public offering price per Class A ordinary share, less the $0.001 exercise price of each pre-funded warrant. In addition, Zura has granted the underwriters a 30-day option to purchase up to an additional 3,000,000 Class A ordinary shares at the public offering price, less underwriting discounts and commissions. All of the Class A ordinary shares and pre-funded warrants are to be sold by Zura.

The gross proceeds to Zura from the offering are expected to be $125 million, before deducting underwriting discounts and commissions and other offering expenses payable by Zura. The offering is expected to close on February 26, 2026, subject to the satisfaction of customary closing conditions.

Leerink Partners, Piper Sandler and Cantor are acting as joint bookrunning managers for the proposed offering. Wedbush PacGrow is acting as lead manager for the proposed offering.

The Class A ordinary shares and pre-funded warrants are being offered by Zura pursuant to a shelf registration statement on Form S-3, as amended (Registration No. 333-281905) that was originally filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2024 and subsequently declared effective by the SEC on September 17, 2024. The offering is being made only by means of a prospectus supplement and accompanying prospectus that will form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus, when available, may be obtained from: Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or via email at syndicate@leerink.com; Piper Sandler & Co., Attention: Prospectus Department, 350 North 5th Street, Suite 1000, Minneapolis, MN 55401, by telephone at (800) 747-3924, or via email at prospectus@psc.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, via e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zura

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. The Company’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates crebankitug (ZB-168) and torudokimab (ZB-880) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward-looking statements include statements regarding the expected gross proceeds from the offering and the closing date of the offering. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties related to market conditions, the satisfaction of customary closing conditions related to the public offering, and such other risks and uncertainties that are described in Zura’s Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Zura as of the date of this release, and Zura assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Megan K. Weinshank
Head of Corporate Affairs
ir@zurabio.com

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